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FOR IMMEDIATE RELEASE:                                          APRIL 14, 1998

                     OPTICAL SECURITY GROUP, INC. ANNOUNCES
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                   PLAN TO ACQUIRE ADVANTAGE TECHNOLOGY, INC.
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Denver, Colorado: Optical Security Group, Inc. (NASDAQ SmallCap Market: OPSC),
today announced that it has entered into a letter of intent to purchase Advantage Technology, Inc., a privately-held Lancaster, Pennsylvania manufacturer of security products. Advantage employs a unique diffractive coating technology to produce high security laminates and labels for governments and corporations world-wide. Applications of Advantage products include passports, visas, national identification documents, drivers licenses and other documents of value.

Commenting on the transaction, Richard H. Bard, OpSec's Chairman and CEO, said "we are excited about adding Advantage to the OpSec group of companies. Advantage is a world leader in high security laminates and labels, and its anti-counterfeiting technologies complement our technology base very well. The combination of our two companies add to OpSec's growing position as a significant global provider of security authentication technologies."

Michael Brennan, Advantage's President, added "we are enthusiastic about becoming part of OpSec. OpSec has done a tremendous job of positioning itself in the anticounterfeiting and antidiversion industry, and is a great partner for us to expand the Advantage product line and customer base as part of OpSec's growth strategy. The need for anticounterfeiting technologies continues to grow exponentially throughout the world, and OpSec will be very well positioned to be an industry-dominant player for governments and companies seeking solutions to these problems."

OpSec's imaging technology is employed in tamper-evident packaging labels; authenticating labels and tags for consumer product protection; and, protection against counterfeiting of documents of value, checks and cards.

This press release contains forward-looking statements that involve risks and uncertainties which could cause the Company's actual results to differ materially from the results discussed herein. Factors that might cause such a difference include, but are not limited to, changes in demand for the Company's products and services, changes in the level of operating expenses, competitive conditions and product supply. Recipients of this press release are cautioned not to place undue reliance on the forward-looking statements made herein.
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Page Two/Press Release/April 14, 1998

OpSec's corporate offices are located in Denver, Colorado.

FOR FURTHER INFORMATION CONTACT:
Catherine M. Gotwalt, Corporate Secretary
Optical Security Group, Inc.
535 Sixteenth Street, Suite 920
Denver, Colorado 80202
(303) 534-4500